Exhibit 99.1

PRESS RELEASE
Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Rob Fink/Brett Maas
Investor Relations	Hayden - IR
775-356-9029 (ext. 65726)	646-415-8972/646-536-7331
slavi@ormat.com	rob@haydenir.com / brett@haydenir.com

Ormat Secures First Portfolio PPA for 150 MW of Geothermal Capacity with SCPPA

PPA covers both New Projects and Re-contracting of Existing Power Plants

RENO, Nev. June 1, 2017 - Ormat Technologies, Inc. ( NYSE: ORA) today announced receipt of the final approval required for the execution of a Power Purchase Agreement (PPA) between ONGP LLC, a subsidiary of the Company, and Southern California Public Power Authority (SCPPA). Under the PPA, SCPPA will purchase 150MW of power generated by a portfolio of the Company's new and existing geothermal power plants. SCPPA will resell the entire output to the Los Angeles Department of Water and Power (LADWP).

Energy deliveries under the portfolio PPA are expected to start in the fourth quarter of 2017 and the entire portfolio is expected to be on line by the end of 2022. The portfolio PPA contract capacity is 150 MW, with a minimum capacity of 135 MW and maximum potential capacity of 185 MW. The portfolio PPA is for a term of approximately 26 years, expiring in December 31, 2043 and has a fixed price of $75.50 per MWh.

The portfolio PPA covers nine primary facilities, including Tungsten Mountain, and Dixie Meadows, new projects currently under construction or development by the Company, as well as Steamboat Hills, Brady and Steamboat 2&3, existing geothermal power plants that will commence deliveries to SCPPA once their current PPAs terminate. The portfolio PPA also covers sixteen secondary facilities, including McGinness Hills Phase 3, that could be used to replace or supplement the primary facilities. The parties expect to execute the portfolio PPA in the coming weeks.

Isaac Angel, CEO of Ormat Technologies said, “We are very excited to receive the final approval for this first portfolio PPA, which has a unique structure supporting Ormat’s long-term plans to grow our geothermal business domestically. This PPA will enable both the development of multiple new projects as well as the sustainable operation of several of our existing geothermal power plants, thereby strengthening our ability to deliver long-term growth. We are delighted to be chosen for the sixth time by SCPPA and greatly appreciate their confidence in Ormat. SCPPA’s and LADWP’s commitment to a diversified portfolio of renewable energy with geothermal resources will guarantee long term reliable and cost-effective power for LADWP’s customers.”

“The Los Angeles Department of Water and Power is committed to supplying our customers with renewable energy, and this PPA adds baseload geothermal power to LA’s sustainable power portfolio,” Reiko Kerr, LADWP’s Senior Assistant General Manager of Power Systems said. “We are proud to partner with Ormat Technologies and SCPPA to further increase LADWP’s diverse renewable portfolio efforts.”

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 73 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 474 employees in the United States and over 700 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,200 MW of gross capacity. Ormat’s current 727 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Indonesia and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2017.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.